Exhibit 3.1

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
COMMUNITY WEST BANCSHARES

ARTICLE I

The name of this corporation is:

COMMUNITY WEST BANCSHARES

ARTICLE II

The  purpose  of  this  corporation  is to engage in any lawful act or activity  for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the  practice  of  a  profession  permitted to be incorporated by the California Corporations  Code.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

(a)           Authorized Capital. Corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called "Common Stock"; the second class of shares to be called "Serial Preferred Stock." The total number of shares of stock which this Corporation shall have authority to issue is thirty million (30,000,000), of which twenty million (20,000,000) shall be Common Stock, no par value, and ten million (10,000,000) shall be Serial Preferred Stock.

The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof, of each class of stock of this Corporation shall be as follows:

(b)           Serial Preferred Stock.  The Serial Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(c)           Common Stock.

(1)            After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after this Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, such dividends as may be declared from time to time by the Board of Directors.

(2)            After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidations, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation.

(3)            Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.

ARTICLE V

(a)           The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b)           The corporation is authorized to provide indemnification of agents  (as  defined in  Section 317 of the California Corporations Code) through bylaw  provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section  317  of  California  Corporations  Code  subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to  actions  for  breach  of  duty  to  the  corporation  and  its shareholders.

(c)           The  corporation  is  authorized to purchase and maintain insurance  on  behalf  of  its  agents against any liability asserted against or incurred  by  the agent in such capacity or arising out of the agent's status as such  from  a  company, the shares of which are owned in whole or in part by the corporation,  provided  that any policy issued by such company is limited to the extent  provided  by  applicable  law.

(d)           Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.